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Exhibit 10.6

AMENDMENT LETTER NO.2 TO TRADE MARK LICENCE BETWEEN
VIRGIN ENTERPRISES LIMITED AND VIRGIN MEDIA LIMITED

Virgin Media Limited
160 Great Portland Street
London W1W 5QA

Date: 1st October 2007

Dear Sirs

        Trade Mark Licence between Virgin Enterprises Limited ("VEL") and Virgin Media Limited (formerly NTL Group Limited)("Virgin Media" or the "Licensee") dated 3 April 2006 (as amended by Amendment Letter 1 (as defined below)) (the "Virgin Media Licence")

        Whereas:

(A)
The parties entered into the Virgin Media Licence granting permission to use the Marks (as defined in the Virgin Media Licence) as stated therein;

(B)
The parties wish to extend the aforementioned grant to the Licensee and members of the Virgin Media Group to use the name "Virgin 1" in connection with a TV Programme Service and certain related activities and services on the terms as set out in this letter of agreement ("Amendment Letter 2"); and

(C)
By entering into this Amendment Letter 2, VEL and Virgin Media wish to amend the Virgin Media Licence to reflect the above, save that any changes or amendments made herein are not designed or intended to limit or restrict the rights already granted in the Virgin Media Licence.

        In consideration of the additional royalties payable to VEL under the Virgin Media Licence (as amended in accordance with the terms of this Amendment Letter 2), VEL and the Licensee agree to amend the Virgin Media Licence, with effect from 1 October 2007, as follows:

1.     Definitions

1.1
Capitalised words and phrases not defined in this Amendment Letter 2 shall have the same meaning as under the Virgin Media Licence.

1.2
Further, the following definitions shall have the following meaning:

  "Amendment Letter 1" means the letter of agreement between the parties dated 8th February 2007 relating, inter alia, to use of the name Virgin Media Television in relation to TV Management Services;

  "BARB" means the Broadcasters Audience Research Bureau or any successor body thereto from time to time;

  "General Entertainment Channel" means a TV Programme Service consisting of programming predominantly of a general entertainment nature and of appeal to a wide audience. For the avoidance of doubt, such TV Programme Service may consist of a variety of programmes including drama, comedy, factual programming, news, sport, etc. but shall not consist of programming predominantly of only one specialist genre;

  "Virgin 1 Revenues" means the amount of:

  (i)
  advertising revenue; and

  (ii)
  if any, revenue from sale of the Virgin 1 Channel to other carriers,

  in each case, accrued in respect of the Virgin 1 Channel which is included in Licensed Content Revenues;

  "Virgin 1 Channel" means the General Entertainment Channel named "Virgin 1" (or such other name comprising of the name "Virgin" as may be agreed between the parties pursuant to clause 2.3 below from time to time); and

        "Virgin 1 Logo" means the "Virgin 1" logo for the Virgin 1 Channel as set out at Appendix 1.

2.     Rights relating to the Virgin 1 Channel

2.1
VEL hereby grants to the Licensee and to all members of the Virgin Media Group for the Term the right, subject to the terms of the Virgin Media Licence (as amended in accordance with the terms of this Amendment Letter 2) to use the Marks in the form of the name "Virgin 1" and the "Virgin 1 Logo" (or such other name as may be agreed between the parties pursuant to clause 2.3 from time to time) as follows:

(a)
on an exclusive basis in the Territory, in relation to:

(i)
the creation, branding and distribution of a General Entertainment Channel, whether made available through the Communications Services or any other similar platform or distribution means not branded with the Marks, whether provided by the Virgin Media Group or a third party, including video on demand, mobile, broadband and interactive services; and

(ii)
the creation and acquisition of TV programmes and Content to be included within the General Entertainment Channel referred to in clause 2.1(a)(i) above, together with the rights to package, bundle and distribute such TV programmes and Content as part of the same and/or through the Communications Services or any other similar platform or distribution means not branded with the Marks, whether provided by the Virgin Media Group or a third party, including video on demand, mobile, broadband and interactive services; and

(iii)
the exploitation, sale, distribution and licensing to third parties of any TV programmes and Content created by or on behalf of the Virgin Media Group pursuant to clause 2.1(a)(ii) above; and

(iv)
TV Management Services in relation to the Virgin 1 Channel only.

(b)
on a non-exclusive basis outside the Territory, in relation to TV Management Services in relation to the Virgin 1 Channel only, provided that:

(i)
in relation to the acquisition of TV programmes from third parties outside the Territory, the Licensee or relevant member of the Virgin Media Group shall use all reasonable endeavours to make it clear to such third parties that the TV programmes are being acquired for broadcast on the Virgin 1 Channel in the Territory;

(ii)
in respect of TV Management Services outside the Territory, the rights granted hereunder do not extend to permit the use of the "Virgin 1" name in relation to a TV Programme Service outside the Territory (and/or in relation to UKTV) but, where TV programmes are created by or for the Virgin 1 Channel, the Marks may be used (including on end slates) to indicate this provided that no such TV programme shall be either broadcast, sold or distributed using the Marks outside the Territory (other than use of the Marks in copyright notices and on end slates to indicate that such TV programme is owned by and/or a production or co-production of the Licensee or relevant member of the Virgin Media Group); and

    (iii)
    in respect of TV Management Services where the Licensee or a member of the Virgin Media Group is using the "Virgin 1" name in relation to the creation, production or commissioning of a TV programme outside of the Territory (including where the Licensee or a member of the Virgin Media Group is commissioning a third party to produce a TV programme on its behalf or co-producing a TV programme in association with any third party located outside the Territory (e.g. joint funding of a TV programme with a US production company or broadcaster)), the Licensee acknowledges that: (i) overall management and control of the Licensee's or the relevant member of the Virgin Media Group's business activities shall remain in the Territory; and (ii) such TV programme is intended by the Licensee or relevant member of the Virgin Media Group for broadcast to an audience in the Territory as part of the TV Programme Services of the Virgin Media Group. The parties agree that the foregoing shall not prevent the Licensee or any member of the Virgin Media Group from carrying out creation, production and commissioning activities outside of the Territory and/or, in the case of co-productions, from such TV programmes being broadcast outside the Territory by, on behalf of or under licence from any co-producer provided that no such TV programme shall be either broadcast, sold or distributed using the Marks outside the Territory (other than use of the Marks in copyright notices and on end slates to indicate that such TV programme is owned by and/or a production or co-production of the Licensee or relevant member of the Virgin Media Group).
2.2
The parties acknowledge and agree that the rights granted in clause 2.1(a) above are limited to the Territory only and that the Licensee and members of the Virgin Media Group agree not to broadcast, or permit the broadcast of, the Virgin 1 Channel outside the Territory (but subject always to the provisions of clause 3.3(a) of the Virgin Media Licence).

2.3
Schedule 2 Part C of the Virgin Media Licence shall be amended to include the name "Virgin 1". The parties acknowledge that it is the current intention of the Virgin Media Group to use the name "Virgin 1" in relation to a General Entertainment TV Programme Service and the related activities and services set out above save that VEL agrees that the Licensee shall be permitted to use any other name comprising of "Virgin" (whether as a name or in the form of the Virgin Signature) provided that such name is always used in conjunction with and always in front of any word or words which is or are suitable to describe or denote the TV Programme Service, such additional word or words to be approved by VEL in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed). The parties further acknowledge that it is the intention of the Virgin Media Group to only ever use one name in relation to the TV Programme Service licensed under this Amendment Letter 2 and that the name "Virgin 1" will not be used by the Virgin Media Group in relation to any of the other Licensed Activities, save as permitted by this Amendment Letter 2, without the prior written consent of VEL.

2.4
Schedule 2 Part D of the Virgin Media Licence shall be amended to include the following domain names:

  virgin1.co.uk;
  virgin1.com (on a non-exclusive basis only outside the Territory); and
  virgin1.tv (subject to this name being transferred by the Virgin Media Group to VEL and on a non-exclusive basis only outside the Territory),

  and members of the Virgin Media Group shall be permitted to use the Domain Names (as amended by this Amendment Letter 2) in relation to the Virgin 1 Channel.

2.5
It is agreed that the Virgin Media Group shall not be required to use the Marks in the form of the name "Virgin 1" in relation to a TV Programme Service until the Virgin Media Group at its discretion elects to do so, provided that royalties shall be payable pursuant to clause 5 with effect from 1 October 2007.

2.6
For the avoidance of doubt, all use or proposed use by the Virgin Media Group of the Marks under the terms of this Amendment Letter 2 shall also be in accordance with all other terms and conditions of the Virgin Media Licence (as amended by this Amendment Letter 2) including but not limited to clause 5 of the Virgin Media Licence, save that the parties agree that the Service Levels set out in Schedule 3 of the Virgin Media Licence shall only apply to the extent relevant to the Virgin 1 Channel.

2.7
The provisions of clause 3.4 (a) and (b) of the Virgin Media Licence (which, inter alia, permit VEL or a Virgin Company to own or operate up to 4 general mixed entertainment or non-premium TV Programme Services) are not intended to be varied or amended by this Amendment Letter 2, save that VEL and the Licensee shall use reasonable efforts to ensure that any potential risk of confusion between any TV Programme Service owned, operated or controlled by VEL and the Virgin 1 Channel is minimised as far as possible.

3.     Audience Share

3.1
The Licensee and/or relevant members of the Virgin Media Group shall use reasonable endeavours to ensure that the Virgin 1 Channel achieves a minimum audience share target of 0.6% per quarter in all multi-channel homes by 30 November 2008, as measured by BARB.

3.2
The Licensee and/or relevant members of the Virgin Media Group shall use reasonable endeavours to ensure that the Virgin 1 Channel achieves a minimum audience share target of 0.8% per quarter in all multi-channel homes by 30 November 2009, as measured by BARB.

3.3
If the minimum audience share target as set out in clause 3.2 above is not met by 30 November 2009, the Licensee and/or relevant members of the Virgin Media Group shall have a further period of one year in which to reach the target. In the event of failure to meet the target by 30 November 2010, VEL shall have the right to terminate use of the Marks for the Virgin 1 Channel by giving 6 (six) months' notice in writing to the Licensee. In the event of such termination, this Amendment Letter 2 shall terminate in its entirety.

4.     Marketing

4.1
The Licensee and/or relevant members of the Virgin Media Group agree to carry out marketing of the Virgin 1 Channel to a minimum value of £2,000,000 (two million pounds) per annum (as calculated from 1 October 2007), of which £1,000,000 (one million pounds) shall be cash expenditure on marketing activities and the remainder of which may consist of cross promotional value (including within the Virgin Media and/or UKTV portfolio) and on the reasonable written request of VEL (such request not to be made more than once per annum) shall provide VEL with such suitable documentary evidence as may be reasonably necessary to demonstrate to VEL that such sums have been incurred.

5.     Royalties

5.1
Subject to clauses 5.2 and 5.3 below, in consideration of the rights granted under clause 2 above, the Licensee shall pay VEL a royalty the greater of:

(a)
one half of one per cent (0.50%) of the Virgin 1 Revenues; or

(b)
twenty five thousand pounds (£25,000),

  in respect of each Quarter. In respect of any part of a Quarter in respect of which royalties are payable pursuant to this Amendment Letter 2, such royalties shall be reduced pro rata in accordance with the number of days for which such royalties are due compared with the number of days in the Quarter in question.

5.2
The royalties payable pursuant to clause 5.1 shall become payable with effect from 1 October 2007.

5.3
To avoid double counting, Virgin 1 Revenues shall be deducted from the amount of Licensed Content Revenues in calculating the royalties payable pursuant to clause 3 of Amendment Letter 1.

5.5
A worked example of the calculation of royalties payable pursuant to clause 3 of Amendment Letter 1 and this clause 5, as applied to the financial years ending 2007 and 2008, is attached for illustrative purposes at Appendix 2.

5.6
The provisions of clauses 4.2 to 4.11 and 4.14 of the Virgin Media Licence shall be deemed to apply, mutatis mutandis, to the royalties payable under this Amendment Letter 2.

6.     Minimum Period and Termination by Licensee

6.1
The Licensee shall have the right to terminate this Amendment Letter 2 on giving at least six months' notice in writing to VEL expiring no earlier than the 5th anniversary of this Amendment Letter 2 (i.e. 1st October 2012) (the "Minimum Period").

6.2
Notwithstanding the provisions of clause 6.1 above, the parties agree that there shall be no obligation on the Licensee to use the Marks in relation to Virgin 1 Channel after the 3rd anniversary of this Amendment Letter 2 (i.e. 1st October 2010) and the Licensee shall not be in breach of this Amendment Letter 2 in the event that the Virgin 1 Channel ceases to operate under the Marks on or at any time after such date. Accordingly, the Licensee shall have the right to terminate this Amendment Letter 2 during the Minimum Period on giving at least six months' notice in writing to VEL expiring no earlier than the 3rd anniversary of this Amendment Letter 2 (i.e. 1st October 2010) provided that, in the event of such termination during the Minimum Period, the Licensee agrees to pay to VEL an amount equal to the minimum royalties that would have been payable pursuant to clause 5.1(b) of this Amendment Letter 2 for the remainder of the Minimum Period (such amount being discounted for early payment in accordance with the formula set out in clause 9.9 of the Virgin Media Licence).

7.     General

7.1
This Amendment Letter 2 constitutes an amendment of the Virgin Media Licence under and in accordance with the terms of clause 14.2 of the Virgin Media Licence. All other terms of the Virgin Media Licence remain unchanged and shall apply in respect of the rights granted under this Amendment Letter 2.

7.2
The activities licensed pursuant to this Amendment Letter 2 shall be deemed to be "Licensed Activities" pursuant to the Virgin Media Licence.

7.3
This Amendment Letter 2 shall be governed by and construed in accordance with English law. Subject to clause 14.6 of the Virgin Media Licence each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

        Please confirm your acceptance of the terms of this Amendment Letter 2 by signing where indicated below.

/s/ GORDON MCCALLUM for and on behalf of Virgin Enterprises Limited
/s/ ROBERT MACKENZIE for and on behalf of Virgin Media Limited

[APPENDIXES OMITTED]

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  Exhibit 10.6
AMENDMENT LETTER NO.2 TO TRADE MARK LICENCE BETWEEN VIRGIN ENTERPRISES LIMITED AND VIRGIN MEDIA LIMITED